Exhibit 10.7

AMENDED AND RESTATED
COAL RIGHTS RETENTION AGREEMENT

THIS AGREEMENT dated for reference the 31st day of July, 2003 and amended and restated as of the 31st day of January, 2005

BETWEEN:

ASIA GOLD CORP. (formerly MX CAPITAL CORP.), a corporation continued under the laws of Canada

(“AGC”)

AND:

IVANHOE MINES LTD, a corporation continued under the laws of the Yukon Territory

(“Ivanhoe”)

WHEREAS:

A.	AGC and Ivanhoe are parties to a Coal Rights Retention Agreement dated for reference the 31st day of July, 2003 (the “Original Agreement”);

B.	through a series of transactions having effect as of the date of the Original Agreement, AGC became the indirect beneficial owner of the Mongolian mineral exploration licenses more particularly described in Schedule “A1” hereto (each an “IVN License” and, collectively, the “IVN Licenses”);

C.	Ivanhoe was the former indirect beneficial owner of the IVN Licenses and, as a condition of causing them to be indirectly transferred to AGC, retained the rights over all types of coal, coal-related products and coal-bed methane gas (“Coal Products”) situated in, on or under the geographical areas covered by each IVN License (each an “IVN Property” and, collectively, the “IVN Properties”);

D.	pursuant to the Original Agreement, in addition to retaining the rights to Coal Products in respect of each of the IVN Properties, Ivanhoe received from AGC the rights to Coal Products situated in, on or under the geographical areas (each an “AGC Property” and, collectively, the “AGC Properties”) covered by each of the mineral exploration licenses (each an “AGC License” and, collectively, the “AGC Licenses”) already owned by AGC and listed in Schedule “A2” hereto (the AGC Licenses and the IVN Licenses, including any successor mineral exploration licenses or mining licenses in respect thereof, being hereinafter referred to, individually, as a “License” and, collectively, as the “Licenses”);

E.	the Original Agreement was intended to reflect the grant by AGC to Ivanhoe of all rights (the “Coal Rights”) to Coal Products located in, on or under each of the AGC Properties and each of the IVN Properties (each, a “Property” and, collectively, the “Properties”) and AGC’s obligations to Ivanhoe in respect thereof as the indirect beneficial owner of the Licenses; and

F.	Ivanhoe and AGC wish to amend certain terms of the Original Agreement and have agreed to enter into this amended and restated agreement (the “Restated Agreement”) to replace the Original Agreement.

NOW THEREFORE in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties agree as follows:

1.	Retention of Coal Rights. The parties hereby acknowledge and agree that, in effecting the transactions whereby AGC acquired its indirect beneficial interest in the IVN Licenses, it was always their mutual intention that Ivanhoe would retain the Coal Rights notwithstanding AGC’s acquisition of all other rights and obligations associated with, or incidental to, the IVN Licenses. AGC hereby confirms that it holds no interest in the Coal Rights and no interest in any Coal Products either in situ or following their extraction from any Property. Nothing in this Restated Agreement will be construed as giving Ivanhoe any rights, directly or indirectly, in any minerals situated in, on or under any of the Properties, other than Coal Products. The parties hereby acknowledge and agree that under no circumstances will any oil shales situated in, on or under any of the Properties be construed as Coal Products for purposes of this Restated Agreement. As used in this Section 1, “oil shales” means kerogen-bearing, finely laminated brown or black sedimentary material that, upon distillation, yields liquid or gaseous hydrocarbons.

2.	Mongolian Subsidiary Involvement. The parties hereby acknowledge and agree that, in order to fully and effectually enjoy their respective rights, and perform their respective obligations, under this Restated Agreement, it may be necessary or desirable, from time to time, for a party to cause a company incorporated under the laws of Mongolia and controlled by such party (a “Mongolian Subsidiary”) to do, or refrain from doing, certain acts and things in Mongolia in furtherance of the covenants and agreements of such party in this Restated Agreement. Each party hereby covenants and agrees with the other party that, whenever the performance by that party of an obligation under this Restated Agreement requires any involvement by a Mongolian Subsidiary of that party, such party will cause its Mongolian Subsidiary to promptly execute all such instruments and do all such acts and things as may be necessary or desirable in order for such party’s obligations hereunder to be fully and effectually performed on a timely basis. Wherever in this Restated Agreement an obligation is ascribed to a party and such obligation can only be legally and effectually performed by such party’s Mongolian Subsidiary, such party will be deemed to have obliged itself, as principal, and its Mongolian Subsidiary, as the Mongolian Subsidiary’s authorized agent, to perform such obligation.

3.	Bare Trustee of Coal Rights. AGC hereby covenants and agrees, subject to the terms and conditions of this Restated Agreement, to hold all right, title and interest in and to the Coal Rights that may now or at any time in the future be held by AGC, whether legally or beneficially and directly or indirectly, in respect of the Properties including without limitation, all Coal Rights derived from any successor mineral exploration licenses covering any of the Properties, and any mining licenses covering any of the Properties, as a bare trustee, and for the sole and exclusive benefit of Ivanhoe for the duration of the Term (as hereinafter defined). Ivanhoe hereby agrees, in respect of each Property for which AGC holds Coal Rights as Ivanhoe’s bare trustee, to indemnify and hold harmless AGC from any and all claims or demands, including legal costs incurred in defending same, for loss of or damage to property or for injury or death to any person caused by the negligence or willful misconduct of Ivanhoe or any of its employees or agents on such Property during the Term.

4.	Term. This Restated Agreement will remain in effect, in respect of each License, for a term (the “Term”) commencing on the date of the Original Agreement (the “Effective Date”) and ending on the earliest of:

(a)	the fiftieth (50th) anniversary of the Effective Date;

(b)	the date upon which Ivanhoe’s Coal Rights in respect of the License expire pursuant to Section 7;

(c)	the date upon which Ivanhoe obtains Independent Ownership Rights in respect of any Property previously subject to the License, but only to the extent provided in Section 6; or

(d)	the date upon which AGC ceases to hold any interest in the License.

5.	Access. During the Term of this Restated Agreement, as it applies to each License, Ivanhoe will have the non-exclusive right to free and unrestricted access to the Property covered by such License, and shall have the right to carry out all such activities as may be necessary or desirable in order to explore for, and otherwise establish the feasibility of developing and extracting, Coal Products from the Property. If Ivanhoe makes an election pursuant to Section 6, Ivanhoe’s rights of access under this Section 5 will, until such time as AGC fulfils its obligations under Section 6, include rights (“Enhanced Access Rights”): (i) to develop and mine Coal Products on the Property, and to extract, remove and sell or otherwise dispose of for its own account any and all Coal Products therefrom; (ii) to remove Coal Products, air, water, waste and materials from the Property by means of underground or surface operations on or in the Property; (iii) to deposit Coal Products, including coal ores, water, waste, tailings and other materials on the Property, and to use any part of the Property for waste dumps and tailings disposal areas; (iv) to conduct on or in the Property general mining treatment, processing and related operations respecting the Property, and to use any part of the Property for any purposes incident to such operations; (v) to construct, use and maintain on the Property such buildings, roads, improvements, structures, equipment, personal property and fixtures as may be necessary or convenient for the conduct of Ivanhoe’s operations on the Property; and (vi) to do all such other acts and things incidental to the extraction, removal and sale of Coal Products as Ivanhoe, acting reasonably, considers necessary or desirable under the circumstances.

6.	Subdivision or Sublease. If, at any time, Ivanhoe identifies an occurrence of Coal Products on a particular Property of a quantity that Ivanhoe, in its sole discretion, believes may be economically feasible to exploit, Ivanhoe may elect, by notice in writing to AGC, to require AGC to:

(a)	apply to the relevant governmental authorities in Mongolia to (i) subdivide from the License covering the Property an area of the Property comprising the occurrence of the Coal Products and such additional areas designated by Ivanhoe as may be necessary to efficiently extract and process the Coal Products (the “Coal Resource Area”) and (ii) issue a new mineral exploration license or mining license in respect of the Coal Resource Area in the name of Ivanhoe;

(b)	undertake such other legal procedures under the laws of Mongolia as may be necessary to vest in Ivanhoe legal rights in the Coal Resource Area equivalent to those that a holder of a mineral exploration license or mining license in respect of the Coal Resource Area would enjoy; or

(c)	grant to Ivanhoe a lease of the Coal Resource Area on such terms as Ivanhoe, acting reasonably, may stipulate but in any event having the effect of giving Ivanhoe, through AGC, legal rights in the Coal Resource Area equivalent to those that a holder of a mineral exploration license or mining license in respect of the Coal Resource Area would enjoy and upon Ivanhoe having obtained independent legal rights to the Coal Resource Area either as a license holder, a lease holder or on some other basis satisfactory to Ivanhoe, acting reasonably, pursuant to subparagraphs (a), (b) or (c) above (“Independent Ownership Rights”), this Restated Agreement (including the Enhanced Access Rights contemplated in Section 5) will cease to apply to the area of the Property comprising the Coal Resource Area and the Term of this Restated Agreement will be deemed to have ended in respect thereof. Notwithstanding the foregoing, this Restated Agreement will continue to apply to the remainder of the Property and all other Properties lying beyond the perimeter of the Coal Resource Area for as long as the Property remains subject to the License. All costs and expenses incurred by AGC in fulfilling its obligations under this Section 6 will be for the account of Ivanhoe.

7.	Option to Acquire License. If, at any time during the Term, AGC determines in good faith that a Property (a “Condemnation Property”) does not warrant further exploration for minerals other than Coal Products, AGC may notify Ivanhoe in writing of such determination (such notification to be accompanied by any and all material information with respect to the Condemnation Property not previously disclosed to Ivanhoe) whereupon

Ivanhoe shall have the right, exercisable by written notice to AGC within thirty (30) days of receiving AGC’s notice (the “Option Period”), to acquire all of AGC’s right, title and interest in and to any License to which the Condemnation Property is subject (the “Option License”) by assuming all of AGC’s obligations, if any, in respect of the Option License. If Ivanhoe elects to exercise its right to acquire the Option License, Ivanhoe and AGC will, at Ivanhoe’s expense, forthwith execute all such documents and do all such things as may be necessary to transfer the Option License to, or to the direction of, Ivanhoe in accordance with the laws of Mongolia. Pending the completion of such transfer, AGC will hold the Option License as a bare trustee for the sole benefit, and at the sole expense, of Ivanhoe. If Ivanhoe fails to exercise its right to acquire the Option License prior to the expiry of the Option Period, Ivanhoe shall forfeit all of its right, title and interest in and to the Option License (including the Coal Rights) to AGC and the Term of this Restated Agreement in respect of the Option License will be deemed to have expired as of the date of expiry of the Option Period.

8.	Mutual Use. The parties acknowledge that they are both entitled to access and use of the Properties and the parties agree to cooperate with each other to the extent reasonably practicable to facilitate each party’s use of each Property without detriment to the rights of the other party. Subject always to Section 9, if the use of a Property by one party prevents or hinders the efficient use of such Property by the other for the purposes of exploring for, developing, extracting and processing minerals, the party whose use of the Property is being prevented or hindered may notify the other party in writing to that effect, whereupon the parties will use good faith efforts to reach a compromise. If, within sixty (60) days of such notice having been given, the parties fail to resolve the incompatibility of their respective uses of the Property, either party may initiate a commercial arbitration to resolve such incompatibility of use.

9.	Priority of Mining Rights. If, at any time during the Term, AGC gives notice in writing to Ivanhoe, accompanied by an Independent Technical Report, that a particular Property (an “Excluded Property”) has Geological Merit, then for as long as the Property remains an Excluded Property, AGC will be excused from its obligations to furnish Ivanhoe with Enhanced Access Rights or Independent Ownership Rights in respect of such Property. A Property’s status as an Excluded Property will expire on the first anniversary of the date of AGC’s notice designating it as such subject to AGC’s right to renew such status for further successive one (1) year terms by delivering to Ivanhoe a new Independent Technical Report re-confirming the Excluded Property’s Geological Merit. Any Excluded Property that becomes the subject of a mining license will retain Excluded Property status for the life of the mining license. For the purposes of this Section 9:

(a)	“Geological Merit” means that, based on all available exploration results, there is sufficient evidence of the potential presence of mineralization, other than Coal Products, in respect of a Property or portion of a Property to warrant additional exploration expenditures;

(b)	“Independent Technical Report” means a technical report prepared in accordance with the requirements of NI 43-101 by a qualified person who, based on NI 43-101 criteria, is independent of AGC;

(c)	“NI 43-101” means National Instrument 43-101 of the Canadian Securities Administrators; and

(d)	“qualified person” has the meaning assigned to it in NI 43-101.

10.	Good Standing. AGC hereby covenants and agrees with Ivanhoe that:

(a)	AGC will do all such acts and things, in its capacity as the holder of the Licenses, reasonably necessary in furtherance of the objectives of this Restated Agreement;

(b)	AGC will use reasonable commercial efforts to keep the Licenses in good standing; and

(c)	AGC will not relinquish a License or any portion of a Property covered by a License for any reason without first giving Ivanhoe the right to acquire the License pursuant to Section 7.

11.	No Transfer or Encumbrance of Licenses. AGC will not transfer, assign, encumber, pledge or otherwise dispose of any interest in a License unless the transfer, assignment, encumbrance or pledge:

(a)	is to a corporation that is, for the purposes of the Canada Business Corporations Act, an “affiliated body corporate” of AGC that has agreed in writing to assume and be bound by all of AGC’s obligations under this Restated Agreement;

(b)	is to an arm’s length third party that has agreed in writing to assume and be bound by all of AGC’s obligations under this Restated Agreement, provided that Ivanhoe has had the prior opportunity, and has failed, to exercise its right of first refusal under Section 13;

(c)	is to Ivanhoe or a corporation that is, for the purposes of the Canada Business Corporations Act, an “affiliated body corporate” of Ivanhoe; or

(d)	has otherwise been approved in writing by Ivanhoe.

12.	No Rent or Royalties. AGC acknowledges and agrees that the transfer of the Licenses to AGC constitutes good and valuable consideration for the covenants and agreements of AGC hereunder and that AGC will not be entitled to receive any remuneration from Ivanhoe’s use of any Property pursuant to this Restated Agreement.

13.	Right of First Refusal. If AGC intends to convey any License or interest in a License (a “License Interest”) to a bona fide arm’s length third party (a “Third Party”) at any time during the Term, AGC will give written notice (the “Transfer Notice”) to Ivanhoe, offering the License Interest to Ivanhoe on substantially the same terms upon which AGC proposes to convey the License Interest to the Third Party. Ivanhoe may exercise its right to purchase all, but not less than all, of the License Interest for the consideration stipulated in the Transfer Notice (provided that if all or any part of the consideration offered by the Third Party is non-monetary, the equivalent consideration payable by Ivanhoe will be an amount of lawful money of Canada equal to the fair market value of the non-monetary consideration offered by the Third Party) by providing written notice (the “Exercise Notice”) within fifteen (15) days of receipt by Ivanhoe of the Transfer Notice (the “Exercise Period”). If Ivanhoe does not exercise its right to purchase the License Interest prior to the expiry of the Exercise Period, AGC will have the right for a period of thirty (30) days following the Exercise Period (the “Closing Period”) to convey the License Interest to the Third Party for consideration having a value equal to or higher than the value of the consideration for which AGC offered the License Interest to Ivanhoe. If AGC does not convey the License Interest to the Third Party by the expiry of the Closing Period, such License Interest will again become subject to Ivanhoe’s right of first refusal in this Section 13.

14.	Government Permits and Filings. To the extent that any filings are required to be made or permits obtained in order for Ivanhoe to conduct its operations on the Properties, Ivanhoe will prepare such filings or permit applications and AGC will use reasonable commercial efforts, at Ivanhoe’s cost, to assist Ivanhoe in such filing and facilitate the approval of such permits by the appropriate government authorities in Mongolia.

15.	Taxes and Remediation. AGC will pay all taxes and fees levied against the Properties and the Licenses (other than an Option License acquired by Ivanhoe, in which case Ivanhoe will be responsible for paying such taxes and fees commencing on the date Ivanhoe elects to acquire the Option License), but will not be responsible for any taxes arising from the sale of Coal Products produced on any Property. If the amount of taxes or fees payable by AGC with respect to a particular License increases as a result of improvements made to a Property by Ivanhoe, Ivanhoe will reimburse AGC the amount of such increase. All fees, taxes and levies with respect to the Licenses (other than an Option License acquired by Ivanhoe, in which case Ivanhoe will be responsible for paying such taxes and fees commencing on the date Ivanhoe elects to acquire the Option License) will be paid by AGC when due. Ivanhoe will perform all remediation and other obligations arising at law from the conduct of operations by Ivanhoe on each Property.

16.	Assignment. Neither AGC nor Ivanhoe may assign this Restated Agreement without the written consent of the other party, such consent not to be unreasonably withheld.

17.	Notices. Notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid first class post with recorded delivery, or by legible telefax addressed to the intended recipient as follows:

in the case of Ivanhoe addressed to:

654, 999 Canada Place
Vancouver, British Columbia
V6C 3E1

Fax No: (604) 682-2060
Attention: Corporate Secretary

in the case of AGC addressed to:

654, 999 Canada Place
Vancouver, British Columbia
V6C 3E1

Fax No: (604) 688-8391
Attention: President

or such other address or telefax number as any party may from time to time duly notify to the other party. Any such notice, demand or communication shall, unless the contrary is proved, be deemed to have been duly served (if given or made by telefax on the next following business day in the place of receipt or (if given or made by first class letter) 48 hours after posting and, in proving the same, it shall be sufficient to show, in the case of a letter, that the envelope containing the same was duly addressed, correctly stamped and posted and, in the case of a telefax, that such telefax was duly dispatched to a current telefax number of the addressee.

18.	Successors and Assigns. Except as otherwise provided herein, all of the rights and obligations of a party enure to the benefit of and are binding upon the successors and assigns of that party.

19.	Further Assurances. Each party agrees to execute such further assurances as may be reasonably required from time to time by any other party to more fully effect the true intent of this Restated Agreement.

20.	Entire Agreement. This Restated Agreement is intended to amend, restate and supersede the Original Agreement. The parties agree that there are no representations, covenants, agreements, warranties, or conditions in any way relating to the subject matter of this Restated Agreement or the occupation or use of the Properties, whether express or implied or otherwise, except as set forth in this Restated Agreement.

21.	Governing Law. This Restated Agreement is and will be deemed to have been made in British Columbia and for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in British Columbia and the rights and remedies of the parties will be determined in accordance with those laws provided that, insofar as legally possible, the parties will refer any disputes between them respecting the subject matter of this Restated Agreement to binding arbitration under the Commercial Arbitration Act of British Columbia and any such arbitration will be conducted by a single arbitrator whose final decision will be limited to choosing between written settlement proposals furnished by each of the parties within ten (10) days of the appointment of the arbitrator.

22.	Counterparts. This Restated Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have duly executed this Restated Agreement as of the date set out above.

ASIA GOLD CORP.

Per:	“David C. Owens”

Authorized Signatory

IVANHOE MINES LTD.

Per:	“Pierre Masse”

Authorized Signatory

SCHEDULE OF LICENSES

Schedule A1

IVN Licenses

License Number	Name

3629X	Oyut Ovoo
4071X	Narabulag
4073X	Khukh Uul
4253X	Bayangiin Govi
4256X	Ulaan Tolgoi
5254X	Ikh Uul
5255X	Baga Nomgon
5256X	Khan Uul
5257X	Khan Uul-1
5258X	Tulga
5259X	Tulga-1
5260X	Khongil Uul
5261X	Khairkhan Tolgoi
5262X	Khuvguun
5263X	Ovoot Shar Uul
5264X	Ovoljoot Uul
5265X	Zangat Uul
5266X	Tooroit Uul
5267X	Tavan Uul
5271X	GaliinOvoo
5272X	Zurkh Uul
5273X	Bajuunii Tolgoi
5274X	Sevrei
5686X	Ulaan Khuree Uul
5687X	Shavan Uul

License Number	Name

5688X	Shavagtai
5819X	Khalbas Uul
5820X	GashuuTolgoi
5822X	Tukhem Els

Schedule A2

AGC Licenses

License Number	Name

4465X	Noyun Uul
4518X	Ulziit
4519X	Zurumtai
4520X	Baruun Nuyun Uul
4521X	Baga Argalant
4522X	Nomgon
4523X	Zogt Hudag
4539X	Delen Khyar
4540X	Erdene Nuruu
4541X	Sharga Murt
4542X	Banzat Khairkhan